Exhibits 5(b) and 8


                                                        THELEN REID & PRIEST LLP
                                                                Attorneys at Law
                                                        ------------------------

                                                                875 Third Avenue
                                                         New York, NY 10022-6225

                                                               Tel. 212.603.2000
                                                               Fax  212.603.2001

                                                              www.thelenreid.com



                                          August 22, 2003


Oncor Electric Delivery Company
500 N. Akard Street
Dallas, Texas 75201

Ladies and Gentlemen:

     Reference is made to the proposed exchange (Exchange Offer) by Oncor Electric Delivery Company, a Texas corporation (Company), of any and all of the Company's outstanding 6.375% Senior Secured Notes due 2015 (Old 2015 Notes) for an equal principal amount of the Company's 6.375% Exchange Senior Secured Notes due 2015 (New 2015 Notes), and any and all of the Company's outstanding 7.250% Senior Secured Notes due 2033 (Old 2033 Notes, and together with the Old 2015 Notes, the Old Notes) for an equal principal amount of the Company's 7.250% Exchange Senior Secured Notes due 2033 (New 2033 Notes, and together with the New 2015 Notes, the New Notes), all as contemplated in the amendment to the registration statement on Form S-4 (Registration Statement) to be filed by the Company, on or about the date hereof, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In connection therewith, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

     Based upon the foregoing, we are of the opinion that:

     1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas.

     2. In relation to the Exchange Offer, all requisite action necessary to make the New Notes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, receivership, fraudulent conveyance, fraudulent transfer, moratorium and other laws affecting the rights and remedies of creditors and mortgagees generally and general principles of equity, will have been taken when the Exchange Offer shall have been consummated in the manner described in the Registration Statement.

     We are further of the opinion that, insofar as it relates to matters of law or legal conclusions, the summary contained in the Registration Statement of the material United States federal income tax consequences of exchanging the Old


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August 22, 2003
Page 2


Notes for the New Notes and of the ownership and disposition of the New Notes is accurate in all material respects as of the date hereof.

     This opinion is limited to the laws of the State of New York, the federal laws of the United States of America and, to the extent set forth herein, the laws of the State of Texas. As to all matters of Texas law, we have, with your consent, relied upon an opinion of even date herewith addressed to you by Hunton & Williams LLP, Dallas, Texas, counsel for the Company, which is being filed as an exhibit to the Registration Statement.

     We hereby consent to the use of our name in the Registration Statement and to the use of this opinion as an exhibit thereto.

                                          Very truly yours,

                                          /s/ Thelen Reid & PRIEST LLP

                                          THELEN REID & PRIEST LLP